UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2006

Tao Minerals Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-123560
(Commission File Number)

20-1682702
(IRS Employer Identification No.)

80 S Court Street Thunder Bay, Ontario Canada P7B 2X4
(Address of Principal Executive Offices) (Zip Code)

(807) 344 2644
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01, ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 1, 2006, Tao Minerals Inc. (“the Company” executed a letter of agreement with Primecap Resources Inc. (“Primecap”) and Nueva California S.A. (“Nueva California”), concerning the acquisition, by the company, of an interest in the Risaraldo La Golondrina D14-082 property located in Narino, Colombia (the “Property”). This letter agreement commits the essential terms and conditions upon which the parties will agree to the transaction, and provides a framework within which to complete the due diligence necessary to finalize the transaction. It is anticipated that a definitive agreement, containing the terms and conditions listed in the letter of agreement will be entered into and delivered by the parties.

Terms and conditions:

1.

Primecap has, pursuant to the terms and conditions of a certain Heads of Agreement dated August 23, 2004, been granted an option to acquire, from Nueva California, a 100% interest in the Property (the “Option”).

2.	Primecap will assign the Option to the company, upon execution of the Definitive Agreement, and subject to receipt of applicable corporate and regulatory approvals, for the following consideration:

	(i)	CDN$150,000.00, payable on or before March 15, 2006; and
(ii)

The issuance, to Nueva California, of 2,500,000 shares, subject to applicable trading restrictions, in the capital stock of the company. The shares will be issued contemporaneous with the payment of the aforementioned CDN$150,000.00 or within 14 days of the execution of the Definitive Agreement, whichever is the earlier.

About the Golondrina Gold-Silver Project

The Golondrina Gold-Silver Project is located in the Municipality of Los Andes Sotomayor, Department of Narinõ, in the southwest part of the state of Colombia, South America. The property is underlain by Dagua Group fine-grained layered qaurtzites (siliceous clastic sediments) of Cretaceous age. These contain minor basalt flows and diabase dikes of the same age. Intruded into these sediments is a small (2 km X 0.5 km) biotite-hornblende tonalite body of Tertiary age. It is associated with the larger Vergel Stock, which is found 7 kilometres to the NW. The intrusion has a 100 m wide hornfelsed contact aureole against the sediments.

Mineralization on the Golondrina Project is confined to milky white quartz veins which contain disseminated sulphides. These sulphides include pyrite, chalcopyrite (copper) and galena (lead). Vein widths range between 5 and 50 cm.

Historically individual veins have been mined for their high-grade precious metals done by selecting small amounts of probable gold enrichment.

ITEM 5.02, DEPARTURE AND/OR ELECTION OF DIRECTORS OR PRINCIPAL OFFICERS

On February 1, 2006, Mr Jim Sikora, of Edmonton, Alberta, was appointed to the position of director on the company’s board and Mr. James Plexman has resigned from his positions of director and officer of the company. Mr. Sikora is a director, officer and principal shareholder of Nueva California and Primecap, both parties to the letter of agreement.

About Mr. Jim Sikora

Over a four-year career, Mr. Sikora supervised drill floor operations on locations throughout Canada and the United States in the high Arctic and offshore Newfoundland and Nova Scotia. Mr. Sikora completed offshore safety, offshore survival and oilfield firefighting courses. Mr. Sikora became Hydril Canadian tubular sales and service manager from 1985 to 1987 and completed an extensive in-house sales and management training program at Hydril Technology Center Houston.

In 1987, upon completion of the Canadian securities course Mr. Sikora joined the equities brokerage business with McNeil Mantha. Mr. Sikora joined Nesbitt Thompson’s Edmonton office shortly thereafter, and over the following three years Mr. Sikora became a licensed commodities broker and options broker in addition to providing equities trading for his client base.

In 1990, Mr. Sikora left the brokerage industry to pursue a career in public company finance and consulting. Over 15 years, Mr. Sikora has worked with numerous public companies, providing financing from US, Canadian and European sources in addition to guiding management decision-making on mining projects all over the world.

In 2004 Mr. Sikora became president of Primecap Resources Inc. a private company seeking exploration projects in Colombia.

(c) Exhibits. The following exhibits have been filed with this Current Report on Form 8-K:

Exhibit 10.1	Letter Agreement dated February 1, 2006, between Tao Minerals Ltd., Primecap Resources Inc. and Nueva California S.A.
Exhibit 99.1	Press Release dated February 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tao Minerals Ltd.
A Nevada corporation

DATED: February 6, 2006	By: /s/ Don Axent
Don Axent
President